Exhibit 23.3

September 1st, 2026

To: Tencent Music Entertainment Group

  Unit 3, Building D, Kexing Science Park, Kejizhongsan Avenue,

  Hi-TechPark, Nanshan District

  Shenzhen, 518057

  The People’s Republic of China

Dear Madams or Sirs,

We consent to the reference to our firm in the sections titled “Enforceability of Civil Liabilities” and “Legal Matters” in Tencent Music Entertainment Group’s registration statement on Form F-3 dated September 1st, 2026, including all amendments or supplements thereto (the “Form F-3”), filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Form F-3.

[Signature Page Follows]

CONFIDENTIALITY. This document contains confidential information which may be protected by privilege from disclosure. Unless you are the intended or authorised recipient, you shall not copy, print, use or distribute it or any part thereof or carry out any act pursuant thereto and shall advise Han Kun Law Offices immediately by telephone, e-mail or facsimile and return it promptly by mail. Thank you.

Yours faithfully,

/s/ HAN KUN LAW OFFICES HAN KUN LAW OFFICES